MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Eventide Funds

Exhibit 1

Amendment Dated: May 17, 2022

Percentage of Average

Fund                                                                               Daily Net Assets

Eventide Gilead Fund                                                   1.00% on the first $2 billion

                                                                                  0.95% on the next $1 billion in asset

0.90% on the next $1 billion in net assets

0.85% thereafter

Eventide Healthcare & Life Sciences Fund                    1.10%

Eventide Multi-Asset Income Fund*                             0.60%

Eventide Dividend Opportunities Fund*                       0.73%

Eventide Limited-Term Bond Fund*                            0.33%

Eventide Exponential Technologies Fund*                     1.10%

Eventide Core Bond Fund*                                          0.36%

Eventide Large Cap Focus Fund*                                 0.73%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit 1 for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

Mutual Fund Series Trust

By: /s/ Jennifer Bailey

Print Name: Jennifer Bailey

Title: Secretary

Eventide Asset Management, LLC

By: /s/ Robin John

Print Name: Robin John

Title: Chief Executive Officer